EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Second-Quarter 2007 Financial Information

SPOKANE, Wash., July 24, 2007 (PRIME NEWSWIRE) -- Northwest Bancorporation, Inc. (the "Company") (OTCBB:NBCT) the bank holding company for Inland Northwest Bank (the "Bank"), today reported financial results for the second-quarter ended June 30, 2007.

Net income for the second-quarter 2007 was $657 thousand, an increase of $10 thousand, or 1.5%, when compared to $647 thousand reported for the second-quarter 2006. Earnings per diluted share for the second-quarters of 2007 and 2006 were $0.28 and $0.27, respectively. For the six-months, year-to-date, net income is $1.152 million in 2007, compared to $1.256 million in 2006. Year-to-date earnings per diluted share are $0.48 in 2007, which compares to $0.53 in the prior year. Return on average assets for the first-half of 2007 and 2006 was 0.78% and 0.96%, respectively, and return on average equity was 9.20% and 11.36%.

For the first time, total assets exceeded $300 million; June 30, 2007 assets were $304.8 million, an increase of $25.8 million (9.3%) when compared to December 31, 2006 and an increase of $41.3 million (15.7%) when compared to June 30, 2006. Deposits at June 30, 2007 were $239.6 million and net loans, including loans held for sale, were $228.1 million. When compared to year-end and prior year quarter-end, deposits increased $28.7 million (13.6%) and $34.8 million (17.0%), respectively. Net loans, including loans held for sale, increased $11.4 million (5.2%) and $24.0 million (11.8%), respectively.

Comparing the first-half 2007 to the same period in 2006, net interest income improved by $589 thousand and non-interest income improved by $57 thousand. $180 thousand was expensed each year to fund the reserve for loan losses. Non-interest expense was higher during the first-half 2007 than it was in the same prior-year period by $782 thousand. Tax expense was $32 thousand less in the first-half 2007 than it was in the same period 2006, due primarily to lower pre-tax earnings.

Net interest income as a percent of average earning assets (the net interest margin, or NIM) is down slightly, year-over-year, with the first-half 2007 NIM reporting at 4.36% and the NIM for the same period in 2006 reporting at 4.43%. Second-quarter NIM in each year reported higher than for the first-quarter, due to higher loan production activity in the second-quarter; first-quarter NIM in each year was 4.26%, while second-quarter 2007 reported 4.46% and second-quarter 2006 reported 4.59%.

The Company recorded net loan charge-offs of $36 thousand in the first-half of 2007. In the first-half 2006, net recoveries of previously charged-off loans were $20 thousand. Total non-performing assets (loans on non-accrual, past due 90 days or more & foreclosed property owned) were $890 thousand at June 30, 2007 and $431 thousand at June 30, 2006. As a percentage of total assets, non-performing assets were 0.29% and 0.16% in 2007 and 2006, respectively. While non-performing assets increased, year-over-year, the level of non-performing assets experienced by the Company remains relatively modest and continues to compare favorably to the experience of similar-sized institutions nationally. As of the latest information available from the FDIC, March 31, 2007, financial institutions similar in size to the Bank reported, on average, non-performing assets equal to 0.69% of assets.

Randall L. Fewel, President and CEO of the Company and the Bank, noted that he was pleased with the improvement in second-quarter results, compared to the prior quarter, and that 2007 performance year-to-date is about what had been expected. "To position the Bank for sustained organic growth, we added considerable overhead expense during the last-half of 2006 and early this year," he said. "Employee expense increased significantly, due to the addition of four new commercial lenders and two support personnel. Fixed asset costs have increased due to our lease of a new branch location on Francis Avenue in Spokane, our commitment to an additional 2,000 square feet at our headquarters location in the Paulsen Center, and branches under construction in Hayden and Spirit Lake, Idaho. Other expenses that were not fully reflected in first-half 2006 results include costs related to the new branch that we built at Ruby and Ermina, which opened in April 2006, and the commitment that we made to provide funding to the Public Facilities District and the INB Performing Arts Center. Non-interest expense has increased $782 thousand when comparing the first-half of this year to the same period last year, which is almost exactly in line with the budgeted increase. While first-quarter results were somewhat disappointing, I am very pleased that, even with the added overhead, second-quarter net income surpassed second-quarter 2006 results and brought 2007 year-to-date net income to within $5 thousand of our budgeted amount. We anticipate continued improvement throughout the remainder of this year and believe that the significant investment that we are making in growing the Company will result in increased profits for years to come."

Mr. Fewel also expressed his satisfaction with the growth that the Bank has seen in total assets, deposits and loans, when comparing the June 30, 2007 to the same date in 2006; assets are up 15.7%, loans are up 11.8% and deposits are up 17.0%. As of March 31, 2007, the latest information available from the FDIC, banks of the same asset size as the Bank were reporting annual growth rates in assets and loans of 8.2% and 9.4%, respectively (deposit growth rates are not detailed by the FDIC). "One of our primary goals," he said, "is to continue to grow our Company, year after year, at a double-digit rate. Over time, if we can continue an accelerated rate of growth, we will be able to continue to expand our footprint, offer new services to our customers, provide career advancement opportunity to our employees and enhance shareholder value."

Northwest Bancorporation, Inc. is the parent of Inland Northwest Bank (INB), a Washington state-chartered bank headquartered in Spokane, Washington. INB operates seven branches in Spokane County, Washington, one branch in Walla Walla, Washington and two branches in Kootenai County, Idaho; two additional branches, in Hayden and Spirit Lake, Idaho, are expected to open later this year. INB specializes in meeting the needs of individuals and small to medium-sized businesses, including professional corporations, by providing a full line of commercial, retail, mortgage and private business banking products and services. The Company's stock is quoted on the OTC Bulletin Board, http://www.otcbb.com/, and by other financial reporting services under the symbol "NBCT."

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning loan and deposit growth expected during the latter part of the current year, business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions in the financial markets, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACT: Northwest Bancorporation, Inc.
         Randall L. Fewel, President and CEO
         (509) 456-8888